Exhibit 10.7
BURKE & HERBERT FINANCIAL SERVICES CORP.
2023 STOCK INCENTIVE PLAN

NOTICE OF GRANT OF PERFORMANCE RESTRICTED STOCK UNITS AWARD

Burke & Herbert Financial Services Corp., pursuant to its 2023 Stock Incentive Plan (the “Plan”), hereby grants to the individual listed below (the “Participant”) this award of Performance Restricted Stock Units. The Performance Restricted Stock Units described in this Notice of Grant of Performance Restricted Stock Units Award (the “Notice”) are subject to the terms and conditions set forth in the Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, capitalized terms used in this Notice and the Agreement will have the meanings defined in the Plan.

Participant:	[Name]
Grant Date:	[ ] [ ], 2026
Performance Period:	January 1, 2026 – December 31, 2028
Target Number of Performance Restricted Stock Units (“Target Units”):	[#]

By signing below, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement, and this Notice. This document may be executed, including by electronic means, in multiple counterparts, each of which will be deemed an original, and all of which together will be deemed a single instrument.

BURKE & HERBERT FINANCIAL SERVICES CORP.

Sign:     Name:     Title:     Date:

PARTICIPANT

Sign:     Name:     Date:

EXHIBIT A AWARD AGREEMENT

1.Grant of Award. Effective as of the Grant Date set forth in the Notice, the Company has granted to the Participant an award of Performance Restricted Stock Units (the “Award”), which may become vested subject to the restrictions and on the terms and conditions set forth in the Notice, the Plan, and this Agreement. Each Performance Restricted Stock Unit granted hereunder (“PRSU”) represents the right to receive one Share, subject to the terms and conditions set forth herein.
2.Vesting Conditions and Settlement. The PRSUs may become vested upon the achievement of the performance vesting conditions described below (the “Performance-Vesting Conditions”), subject to the Participant’s continuous service with the Company through the end of the Performance Period (the “Time-Vesting Condition”). Solely for purposes of this Agreement, service with the Company shall be deemed to include service with an Affiliate (for only so long as such entity remains an Affiliate of the Company). Each performance metric shall be assessed independently. Failure to attain “Threshold” performance in any one performance metric shall have no effect on the vesting of PRSUs attributable to the remaining performance metrics.
(a)rTSR Performance Metric. Subject to the fulfillment of the Time-Vesting Condition:

(i)1/3 of the Target Units (the “Target rTSR Units”) may become vested based on the achievement of the Company’s TSR ranking relative to the TSR of the companies listed on Appendix A hereto (such companies collectively the “Peer Group”), measured at the end of the Performance Period as follows:

Performance Level	Company TSR Percentile Rank Relative to Peer Group TSR (“rTSR”)	Percentage of Target rTSR Units Eligible to Vest
Maximum	75th Percentile or More	200%
Target	50th Percentile	100%
Threshold	25th Percentile	50%
Below Threshold	Below 25th Percentile	0%

(ii)In the event that the Company’s absolute TSR is a negative number, the maximum number of Target rTSR Units that may vest shall be 100% of the Target rTSR Units.

(iii)Average Closing Price” means, (i) when determining it with reference to the first day of the Performance Period, the average of the closing price of the applicable stock for the 20 consecutive trading days ending on the date immediately preceding the first day of the Performance Period, and (ii) when determining it with reference to the last day of the Performance Period, the average of the closing price of the applicable stock for the 20 consecutive trading days ending on the last day of the Performance Period. For purposes of the calculation, dividend reinvestment will be deemed to occur on the ex-dividend date. The Committee shall make appropriate equitable adjustments, as determined by the Committee in its sole discretion, to account for extraordinary items affecting a company’s capital structure during the Performance Period, such as a stock split, reverse stock split, stock dividend, split up, spin-off, or other distribution, combination or exchange of such company’s stock.

(iv)“TSR” (or total shareholder return) means, (x) the Average Closing Price of a company’s share of common stock determined as of the last day of the Performance Period less the Average Closing Price of a company’s share of common stock determined as of the first day of the Performance Period plus reinvested dividends, divided by (y) the Average Closing Price of a company’s share of common stock determined as of the first day of the Performance Period.

(b)Three-year ROAA Performance Metric. Subject to the fulfillment of the Time-Vesting Condition:

(i)1/3 of the Target Units may become vested based on the achievement of the Company’s Three-year ROAA performance metric (the “Target ROAA Units”), measured at the end of the Performance Period as follows:

Performance Level	Three-year ROAA	Percentage of Target ROAA Units Eligible to Vest
Maximum	160% or More	200%
Target	120%	100%
Threshold	90%	50%
Below Threshold	Below 90%	0%

(ii)“Three-year ROAA” means the average ROAA for the three calendar years in the Performance Period.

(iii)“ROAA” or “Return on Average Assets” means return on average assets for the applicable calendar year, as determined in accordance with generally accepted accounting principles.

(c)Three-year ROATCE Performance Metric. Subject to the fulfillment of the Time-Vesting Condition:

(i)1/3 of the Target Units may become vested based on the achievement of the Company’s Three-year ROATCE performance metric (the “Target ROATCE Units”), measured at the end of the Performance Period as follows:

Performance Level	Three-year ROATCE	Percentage of Target ROATCE Units Eligible to Vest

Maximum	17% or More	200%
Target	14%	100%
Threshold	11%	50%
Below Threshold	Below 11%	0%

(ii)“Three-year ROATCE” (or three-year return on average tangible common equity) means the average ROATCE for the three calendar years in the Performance Period.

(iii)“ROATCE” means the Company’s net income for the applicable calendar year, adjusted for good will and core deposit intangibles, as a percent of average tangible common equity for the applicable calendar year.

(d)The Committee shall have the authority to make appropriate adjustments in its discretion with respect to the determination of Three-year ROAA and Three-year ROATCE due to the impact of non-recurring events or extraordinary or special items, such as new legislation, changes in accounting principles, changes to capital structure, mergers, acquisitions, divestitures, and reorganizations.

(e)Straight-line interpolation will be used to determine the percentage of Target Units that become vested for each performance metric when the applicable performance falls between the “Threshold” and “Target” or “Target” and “Maximum” performance levels. Any fractional Share will be rounded to the next whole Share.

(f)Except as otherwise provided in Section 3 below, the Committee shall determine the number of PRSUs that become vested pursuant to this Section 2, if any, as soon as administratively practicable following the end of the Performance Period and one Share will be delivered with respect to each such vested PRSU after the Performance Period, but in no event later than March 15, 2029. Any PRSUs that do not become vested shall be forfeited automatically.

3.Cessation of Service During Performance Period.

(a)Unless otherwise provided below, upon the cessation of the Participant’s service with the Company during the Performance Period for any reason, all of the PRSUs will be forfeited automatically and the Participant will have no further rights hereunder. Notwithstanding anything in the Participant’s employment agreement to the contrary, the treatment of this Award upon the Participant’s cessation of service with the Company will be governed exclusively by the terms and conditions in this Award and the Plan. Any provisions of a Participant’s employment agreement that provide for additional vesting in connection with a Participant’s cessation of service shall not apply to this Award.
(b)If the Participant’s service ceases due to the Participant’s death during the Performance Period, the Pro Rata Target Units will vest. Any remaining PRSUs shall be forfeited automatically upon the Participant’s death. One Share will be delivered with respect to each vested PRSU within 60 days of the date of death.
(c)If the Participant’s service ceases due to the Participant’s Disability during the Performance Period, then subject to satisfaction of the Release Requirement, the Pro Rata Target rTSR Units, Pro

Rata Target ROAA Units and Pro Rata Target ROATCE Units shall remain outstanding until the end of the Performance Period, and be eligible to vest and be settled in accordance with Section 2. For the avoidance of doubt, each reference in Section 2 to the number of Target Units eligible to vest pursuant to this Section 3(c) shall be replaced with the appropriate reference to the number of Pro Rata Target Units eligible to vest. Any remaining PRSUs shall be forfeited automatically.
(d)If the Participant’s service ceases due to the Participant’s Retirement on or after the six month anniversary of the Grant Date and during the Performance Period, then subject to satisfaction of the Release Requirement, the Pro Rata Target rTSR Units, Pro Rata Target ROAA Units and Pro Rata Target ROATCE Units shall remain outstanding until the end of the Performance Period, and be eligible to vest and be settled in accordance with Section 2. For the avoidance of doubt, each reference in Section 2 to the number of Target Units eligible to vest pursuant to this Section 3(d) shall be replaced with the appropriate reference to the number of Pro Rata Target Units eligible to vest. Any remaining PRSUs shall be forfeited automatically.
(e)If the Participant’s service ceases due to a termination by the Company without Cause during the Performance Period, and such termination or resignation has occurred within two years following a Change in Control (a “Change in Control Termination”), then subject to satisfaction of the Release Requirement, the PRSUs shall remain outstanding until the end of the Performance Period, and be eligible to vest and be settled in accordance with Section 2, as though the Participant had remained in service with the Company through the Performance Period.
(f)Notwithstanding anything to the contrary herein, upon the cessation of the Participant’s service with the Company for Cause (or a resignation by the Participant at such time as the Company could have terminated the Participant’s service for Cause) at any time while the Award remains outstanding, all of the outstanding PRSUs (whether or not vested) will be forfeited automatically and the Participant will not receive any consideration hereunder.
(g)Notwithstanding anything to the contrary herein, the vesting of any PRSUs and settlement of any amounts under this Section 3 are contingent upon the Participant’s continuing compliance with any restrictive covenants that are applicable to the Participant, including without limitation those included in the Participant’s employment agreement and/or Non-Disclosure and Restrictive Covenant Agreement, provided that this contingency is not prohibited by applicable law.
(h)For purposes of this Agreement:

(i)“Cause” shall mean “Cause” or “Just Cause,” as defined in the Participant’s employment agreement with the Company or its Affiliate. If the Participant does not have an employment agreement with the Company or its Affiliate, or such employment agreement does not specifically define “Cause” or “Just Cause,” then “Cause” shall have the meaning prescribed in the Plan.

(ii)“Disability” shall have the meaning ascribed to such term in the Participant’s employment agreement with the Company or its Affiliate. If the Participant does not have an employment agreement with the Company or its Affiliate, or such employment agreement does not specifically define “Disability,” then “Disability” shall have the meaning prescribed in the Plan.

(iii)“Pro Rata Target Units” shall mean the Target Units multiplied by a fraction, the numerator of which is the number of days in the Performance Period through the Participant’s cessation of service and the denominator of which is the total number of days in the Performance Period.

(iv)“Pro Rata Target rTSR Units,” “Pro Rata Target ROAA Units” and “Pro Rata Target ROATCE Units” shall in each case mean 1/3 of the Pro Rata Target Units.

(v)“Release Requirement” shall mean that, 45 days following the Participant’s cessation of service, the Participant (or the Participant’s personal representative, if applicable) has executed a general release of claims in favor of the Company and its affiliates in a form prescribed by the Company and such release has become irrevocable in accordance with its terms. If the Release Requirement has not been timely satisfied, then any PRSUs that would have otherwise become vested under Section 3 will be forfeited automatically and the Participant will have no further rights hereunder.

(vi)“Retirement” shall mean the Participant’s cessation of service with the Company on or after the six month anniversary of the Grant Date for any reason (other than due to the Participant’s death, Disability, Change in Control Termination, a termination by the Company for Cause, or a resignation by the Participant at such time as the Company could have terminated the Participant’s service for Cause) after the Participant has (i) attained age 65 and (ii) has been in continuous service with the Company for at least five years.

4.Miscellaneous.
(a)The award of PRSUs constitutes an unfunded and unsecured obligation of the Company. The Participant shall not have any stockholder rights or privileges with respect to the Shares underlying the PRSUs, in each case, unless and until a PRSU becomes vested and a Share is delivered with respect thereto.

(b)In the event of the death of the Participant, any amounts payable hereunder (if any) will be paid to the “Designated Beneficiary” as identified in the then-current group term life insurance policy maintained by the Company or its Affiliate. Notwithstanding the foregoing, if there is no such group term life insurance policy or there is such a group term life insurance policy but there is no “Designated Beneficiary,” then amounts payable hereunder (if any) will be paid to the Participant’s estate.
5.Dividends. If the Company declares and pays a cash dividend or distribution with respect to its Shares on or following the Grant Date, any PRSUs with respect to which Shares have not been delivered (“Outstanding Units”), whether vested or unvested, will be credited with an amount of cash equal to the value of such cash dividend or distribution. Additional cash credited under this Section 5 will be subject to the same vesting and settlement terms as the Outstanding Units to which such cash amount relates.
6.Restrictive Covenant Agreement. In consideration for the grant of the Award, the Participant agrees to execute the Non-Disclosure and Restrictive Covenant Agreement provided to the Participant and to comply with the provisions contained therein. The Award is granted contingent upon the Participant executing such Non-Disclosure and Restrictive Covenant Agreement.
7.Non-Transferability of Award. The Award is subject to restrictions on transfer as set forth in Section 17 of the Plan.
8.Section 409A. The Award is intended to be exempt from Section 409A of the Code and should be interpreted accordingly. Nonetheless, the Company does not guarantee the tax treatment of the Award. Notwithstanding anything herein to the contrary, the Company may terminate this arrangement at any time in a manner consistent with the requirements of Section 409A of the Code. Notwithstanding any other provision of this Agreement, to the extent provided in Prop. Treas. Reg. § 1.409A-1(b)(4)(ii) or any successor provision, the Company may delay settlement of PRSUs if it reasonably determines that such settlement would violate federal securities laws or any other Applicable Law.

9.No Right to Continued Service. Neither the Plan nor this Award will confer upon the Participant any right to continue in the employment or service of the Company or any of its Affiliates, or limit in any respect the right of the Company or its Affiliates to discharge the Participant at any time, with or without Cause.
10.The Plan. The Participant has received a copy of the Plan, has read the Plan and is familiar with its terms, and hereby accepts the Award subject to the terms and provisions of the Plan. Pursuant to the Plan, the Committee is authorized to interpret the Plan and any awards issued under the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to questions arising under the Plan, the Notice, or this Agreement.
11.Clawback Provisions. In consideration for the grant of the Award, the Participant agrees to be subject to (i) any compensation, clawback, recoupment or similar policies of the Company or its Affiliates covering the Participant that may be in effect from time to time (including, without limitation, the Burke & Herbert Financial Services Corp. Clawback Policy), whether adopted before or after the Grant Date, and (ii) to such other clawback measures as may be required by Applicable Law ((i) and (ii) together, the “Clawback Provisions”). The Participant understands that the Clawback Provisions are not limited in their application to the Award, or to any equity or cash the Participant may receive in connection with the Award. In addition, the Committee reserves the right to reduce amounts payable hereunder by an amount equal to the losses incurred by the Company and its Affiliates due to the fraud or malfeasance of the Participant (whether due to an action or failure to act on the part of the Participant), including legal and other costs associated with that loss.
12.Other Company Policies. The Participant agrees, in consideration for the grant of the Award, to be subject to any policies of the Company and its Affiliates regarding stock ownership, securities trading, anti-hedging and anti-pledging of securities, and other similar policies, that may be in effect from time to time, or as may otherwise be required by Applicable Law.
13.Entire Agreement. The Notice, and this Agreement, together with the Plan, represent the entire agreement between the parties with respect to the subject matter hereof and supersede any prior agreement, written or otherwise, relating to the subject matter hereof.
14.Acknowledgment of Non-Reliance. Except for those representations and warranties expressly set forth in this Agreement, the Participant hereby disclaims reliance on any and all representations, warranties, or statements of any nature or kind, express or implied, including, but not limited to, the accuracy or completeness of such representations, warranties, or statements.
15.Amendment. This Agreement may only be amended by a writing signed by each of the parties hereto; provided that the Company may amend this Agreement without the Participant’s consent, if the amendment does not materially impair the Participant’s rights hereunder.
16.Choice of Law. This Agreement, the interpretation and enforcement thereof and all claims arising out of or relating to this Agreement or the transactions contemplated by this Agreement, whether sounding in tort, contract or otherwise, shall be governed solely and exclusively by, and construed in accordance with, the laws and judicial decisions of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws and judicial decisions of any jurisdiction other than the Commonwealth of Virginia.
17.Forum Selection. All actions and proceedings arising out of or relating to this Agreement, or the transactions contemplated by this Agreement, shall be heard and determined solely and exclusively in the Circuit Court for the City of Alexandria in the Commonwealth of Virginia or the Alexandria Division of the United States District Court for the Eastern District of Virginia, chosen at the option of the Company and to which the Participant waives all objections. The Participant consents to personal jurisdiction in Virginia.
18.Waiver of Jury Trial. Each party hereby waives its right to a jury trial of any and all claims or cause of actions based upon or arising out of this Agreement or the transactions contemplated by this Agreement. Each party hereby acknowledges and agrees that the waiver contained in this Section 18 is made knowingly and voluntarily.
19.Headings. The headings in this Agreement are for convenience only. They form no part of the Agreement and will not affect its interpretation.
20.Tax Withholding. In accordance with Section 18 of the Plan, the obligations of the Company hereunder are conditioned on the Participant timely paying, or otherwise making arrangements satisfactory to the Company regarding the timely satisfaction of, any tax withholding requirements.
21.Electronic Delivery of Documents. The Participant authorizes the Company to deliver electronically any prospectuses or other documentation related to the Award and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s intranet site or the website of a third-party administrator designated by the Company. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this Section 21 may be revoked by the Participant at any time by written notice to the Company.
22.Further Assurances. The Participant agrees, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company to implement the provisions and purposes of this Agreement and the Plan.

APPENDIX A COMPANY PEER GROUP
The Peer Group consists of the following companies (each, a “Peer Group Company”):

•WSFS Financial Corporation
•Independent Bank Corp.
•First Financial Bancorp.
•First Merchants Corporation
•TowneBank
•ServisFirst Bancshares, Inc.
•Community Financial System, Inc.
•NBT Bancorp Inc.
•Seacoast Banking Corporation of Florida
•Northwest Bancshares, Inc.
•Dime Community Bancshares, Inc.
•ConnectOne Bancorp, Inc.
•Live Oak Bancshares, Inc.
•FB Financial Corporation
•OceanFirst Financial Corp.
•First Bancorp
•First Commonwealth Financial Corporation
•Eagle Bancorp, Inc.
•Amerant Bancorp Inc.
•Park National Corporation
•S&T Bancorp, Inc.
•Peoples Bancorp Inc.
•Stock Yards Bancorp, Inc.
•1st Source Corporation
•The Bancorp, Inc.
•Flushing Financial Corporation
•Amalgamated Financial Corp.
•Tompkins Financial Corporation
•German American Bancorp, Inc.
•Univest Financial Corporation
•Metropolitan Bank Holding Corp.
•Kearny Financial Corp.
•Horizon Bancorp, Inc.
•Peapack-Gladstone
•Financial Corporation
•Republic Bancorp, Inc.
•Lakeland Financial Corporation
•Camden National Corporation
•Washington Trust Bancorp, Inc.
•City Holding Company

Northpointe Bancshares, Inc.
•Community Trust Bancorp, Inc.
•Mid Penn Bancorp, Inc.
•TrustCo Bank Corp NY
•CNB Financial Corporation
•Mercantile Bank Corporation
•Financial Institutions, Inc.
•First Internet Bancorp
•Shore Bancshares, Inc.
•Northfield Bancorp, Inc. (Staten Island, NY)
•HarborOne Bancorp, Inc.
•First Financial Corporation
•SmartFinancial, Inc.
•Independent Bank Corporation
•Orrstown Financial Services, Inc.
•NB Bancorp, Inc.
•Farmers National Banc Corp.
•Peoples Financial Services Corp.

1.In the event that a merger, acquisition or business combination of a Peer Group Company by or with another Peer Group Company is consummated during the Performance Period, then the entity that survives as a result of such merger, acquisition, or business combination will be considered a Peer Group Company for the Performance Period.
2.In the event that a merger, acquisition or business combination of a Peer Group Company by or with an entity that is not a Peer Group Company is consummated during the Performance Period, and such Peer Group Company is the entity that survives such merger, acquisition, or business combination, then such Peer Group Company will continue to be considered a Peer Group Company for the Performance Period.
3.If during the Performance Period, (a) a Peer Group Company ceases to be a public company by becoming a private company through the “going dark” process, (b) a Peer Group Company delists, or (c) a merger, acquisition or business combination of a Peer Group Company by or with an entity that is not a Peer Group Company is consummated, and such Peer Group Company is not the entity that survives such merger, acquisition, or business combination, then such Peer Group Company shall be removed from the Peer Group for the Performance Period.
4.If during the Performance Period, a Peer Group Company files a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code or liquidation under Chapter 7 of the U.S. Bankruptcy Code, or enters receivership by the FDIC, such Peer Group Company shall remain in the Peer Group; provided that, for purposes of this Agreement, the TSR for such Peer Group Company(ies) will be negative one hundred percent (-100%).
5.The Committee shall have the authority to make other appropriate adjustments in response to a change in circumstances that results in a Peer Group Company no longer satisfying the criteria for which such company was originally selected, including lowering such Peer Group Company’s rank for purposes of determining rTSR.